SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the investment Company Act of 1940 and in connection with such notification of registration submits the following information:

            ---------------------------------------------------------

Name:  ALLIED ASSET ADVISORS FUNDS

Address of Principal Business Office (no. & Street, City, State Zip Code):
745 MCCLINTOCK DRIVE, SUITE 114, BURR RIDGE, IL 60521

Telephone Number (including area code): (630) 789-9191

Name and Address of agent for service of process:
DR. BASSAM OSMAN, 745 MCCLINTOCK DRIVE, SUITE 114, BURR RIDGE, IL 60521

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X] No [ ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the village of Burr Ridge and state of Illinois on the 23rd day of February, 2000.

[SEAL]                                    Signature ALLIED ASSET ADVISORS FUNDS
                                                       (Name of Registrant)

                                          By/S/ DR. BASSAM OSMAN
                                                Dr. Bassam Osman
                                           (Name of director, trustee or officer
                                              signing on behalf of Registrant)

Attest:  /S/ MOHAMMAD ASHRAF
         Mohammad Ashraf

       ASSISTANT SECRETARY
        (Title)